Exhibit 99.1

Papa John’s Announces Promotion of Steve Ritchie to President

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 30, 2015--Papa John's International, Inc. (NASDAQ: PZZA) today announced the promotion of Chief Operating Officer Steve Ritchie to the position of President and Chief Operating Officer, reporting to Founder, Chairman and Chief Executive Officer, John Schnatter. As President and Chief Operating Officer, Mr. Ritchie will continue to work side by side with Mr. Schnatter and the rest of the management team to develop and support the global growth and development of the brand.

“We are fortunate to have a proven leader in Steve to assume the additional role of President of the Company. He shares my passion for quality and is an outstanding operator and leader for our company and entire system,” said Schnatter.

Mr. Ritchie started with Papa John’s as a customer service representative in our stores in 1996, at $5 per hour, and has served in various capacities of increasing operations leadership since 2010. He has been a Papa John’s franchise owner and operator in the Midwest Division since 2006.

About Papa John's

Headquartered in Louisville, Kentucky, Papa John's International, Inc. (NASDAQ: PZZA) is the world's third-largest pizza delivery company. For 14 of the past 16 years, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John's is the Official Pizza Sponsor of the National Football League and Super Bowl 50.

Forward-Looking Statements

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Part I. Item 1A. - Risk Factors" of the Annual Report on Form 10-K for the fiscal year ended December 28, 2014. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the Company, please visit www.papajohns.com.

CONTACT:
Papa John's International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer